EXHIBIT 99.1

HOLLY ENERGY PARTNERS, L.P.
ANNOUNCES PROPOSED OFFERING OF DEBT SECURITIES

DALLAS, February 4, 2005 — Holly Energy Partners, L.P., (NYSE:HEP) (“Holly Energy” or the “Partnership”), today announced that it intends to commence a Rule 144A offering of $150 million principal amount of senior notes due 2015. Subject to acceptable market and interest rate conditions, the Partnership anticipates completing this offering by the end of February.

     Holly Energy expects to use the proceeds of the offering to fund the $120 million cash portion of the consideration for its previously announced pending acquisition of certain pipelines and terminals from ALON USA, Inc. and certain of its affiliates, and the balance will be used to repay outstanding indebtedness under Holly Energy’s revolving credit agreement.

     This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

     Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPG from West Texas to Northern Mexico.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to the Partnership’s anticipated offering of senior notes and closing of the Alon transaction are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those detailed from time to time in the Partnership’s SEC filings. The Partnership cannot make any assurance that the senior notes offering or the Alon transaction will be completed. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.